Exhibit 99.1

DAVIDsTEA Inc. Appoints Managing Director for U.S. Market and Opens 200th Store in North America

MONTRÉAL, May 24, 2016/ (GLOBE NEWSWIRE) — DAVIDsTEA Inc. (NASDAQ:DTEA) (the “Company” or “DAVIDsTEA”) announced today that Christine Bullen has been appointed as the Company’s Managing Director of U.S. Markets, effective today, May 24th, 2016. Christine joins the Company after ten years with Swiss-based global leader in the premium chocolate segment, Lindt & Sprüngli, most recently leading the Direct-to-Consumer and Specialty channels for the U.S. Previously, Christine was responsible for sales and profitability of Lindt’s national retail store and e-commerce channels, as well as seeking business development opportunities via other innovative direct channels. Prior to joining Lindt & Sprüngli, Christine held retail leadership roles with Elizabeth Arden Inc., Nine West Group Inc. and Nordstrom Inc., as well as with small high-growth brands such as Laila Rowe.

The Company is also pleased to announce the opening of its 200th North American store this coming weekend at Chicago Premium Outlets in Aurora, IL.

Garrison Corner in Calgary, AB, Erin Mills Town Centre in Mississauga, ON, MarketStreet Lynnfield in Lynnfield, MA, The Promenade Shops at Evergreen Walk in South Windsor, CT, and Alderwood Mall, WA also join the DAVIDsTEA store fleet featuring our full line of teas, gifts and accessories, including our all-in-one steep and sip Iced Tea Press. With the opening of these six new stores, the Company’s store count will total 201 locations across North America.

“I am pleased to welcome Christine to the DAVIDsTEA team. Her background as a seasoned retail executive with substantial U.S. experience makes her a great fit for leading our U.S. market growth as we continue to expand our North American footprint,” said Sylvain Toutant, President and Chief Executive Officer. “We are also very excited about the opening of our 200th store, which marks a milestone in DAVIDsTEA’s growth. With our 42nd store opening in the U.S. and a growing and accretive e-commerce business, the U.S. remains an important driver for DAVIDsTEA’s growth strategy.”

DAVIDsTEA’s New Locations

Chicago Premium Outlets in Aurora, IL will mark the Company’s 200th store opening. This outdoor lifestyle center houses over 140 retailers, and joins as DAVIDsTEA’s seventh store in the state of Illinois.

Garrison Corner joins an existing network of nine locations to serve the Calgary, AB market. This mixed-use development center includes both retail and office space, and is located in the Garrison Woods community, situated in close proximity to Marda Loop.

Erin Mills Town Centre is located in the heart of Mississauga, ON. This two-level shopping centre is home to over 220 stores and caters to the suburban area of west Mississauga, Milton and Oakville. Erin Mills Town Centre joins as DAVIDsTEA’s 30th store to open in the Greater Toronto Area.

MarketStreet Lynnfield represents the Company’s eighth store to open in MA. Located in Lynnfield, this mixed retail development is Boston’s North Shore’s largest open air shopping center, housing over 80 shops and restaurants.

The Promenade Shops at Evergreen Walk is the third DAVIDsTEA store to open in the state of Connecticut. This outdoor lifestyle center features a mix of over 60 stores and restaurants, and caters to the South Windsor area.

Alderwood Mall is located in Lynwood, WA and is home to over 200 retailers. This new store joins as the Company’s first to open in Washington State.

About DAVIDsTEA

DAVIDsTEA is a fast-growing retailer of specialty tea, offering a differentiated selection of proprietary loose-leaf teas, pre-packaged teas, tea sachets and tea-related gifts and accessories. As of May 24, 2016, the Company owned and operated 198 DAVIDsTEA stores throughout the United States and Canada. The Company is headquartered in Montréal, Canada.

Can’t make it to a store? Shop around the clock at davidstea.com

For more information:

Kelly McDougald, Corporate Communications Specialist

k.mcdougald@davidstea.com

514.739.0006 x 231